UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):     March 10, 2016

AMETEK, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-12981	14-1682544
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1100 Cassatt Road Berwyn, Pennsylvania	19312-1177
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 647-2121

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On March 10, 2016, AMETEK, Inc. (the “Company”) along with certain of the Company’s foreign subsidiaries, as borrowers (the “Borrowers”), amended and restated its credit agreement dated as of September 22, 2011 (the “Credit Agreement”) with the lenders from time to time party hereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Bank of America, N.A., PNC Bank, National Association, SunTrust Bank and Wells Fargo Bank, National Association, as Co-Syndication Agents. The Credit Agreement amends and restates the Company’s existing $700 million credit facility, which was due to expire in December 2018.

The Credit Agreement consists of a five-year revolving credit facility (the “Revolving Credit Facility”) in an aggregate principal amount of $850 million with a final maturity date of March 10, 2021. The Revolving Credit Facility has available up to $100 million for issuance of Letters of Credit, the equivalent of up to $550 million for Foreign Currency borrowings and an expansion feature amount of up to $300 million.

Proceeds of the Revolving Credit Facility are available for use by the Borrowers for working capital, acquisitions and other general corporate purposes, including refinancing existing debt of the Company and its subsidiaries.

The Company and certain of its U.S. and non-U.S. subsidiaries may be borrowers under the Credit Agreement. Loans may be made, and letters of credit may be issued, under the Credit Agreement in U.S. Dollars and other agreed currencies. The obligations of any foreign subsidiary borrowers are guaranteed by the Company.

Borrowings under the Credit Agreement bear interest, at either an alternate base rate or an adjusted LIBOR rate plus, in each case, an applicable margin. Such applicable margin is based on the Company’s Leverage Ratio. Interest is payable (a) in the case of base rate loans, quarterly, and (b) in the case of LIBOR rate loans, on the maturity date of the borrowing, or quarterly from the effective date for borrowings exceeding three months.

The Credit Agreement contains a number of covenants that the Company believes are usual and customary for senior unsecured credit agreements, including compliance with various financial ratios and tests, and certain covenants that restrict, among other things, the Company and its subsidiaries’ ability to incur debt; incur liens; merge or consolidate with other companies and make certain acquisitions.

The Credit Agreement also contains customary events of default (subject to grace periods, as appropriate) including among others: nonpayment of principal, interest or fees; breach of the representations or warranties in any material respect; breach of the financial, affirmative or negative covenants; payment default on, or accelerations of, other material indebtedness; bankruptcy or insolvency; material judgments entered against the Company or any of its subsidiaries; certain specified events under the Employee Retirement Income Security Act of 1974, as amended; certain changes in control of the Company; and the invalidity or unenforceability of the Credit Agreement or other documents associated with the Credit Agreement.

In the ordinary course of their respective businesses, some of the Lenders under the Credit Agreement, or their affiliates, have performed, and may in the future perform, commercial banking, investment banking, trust, advisory or other financial services for the Company and its affiliates.

This description of the Credit Agreement is a summary only and is qualified in its entirety by the terms of the Credit Agreement. A copy of the Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation Under Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 8.01 Other Events.

On March 11, 2016, AMETEK, Inc. issued a press release to announce the Amended Revolving Credit Facility. A copy of such press release is furnished as Exhibit 99.1 to this current report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1     Amended and Restated Credit Agreement dated as of September 22, 2011, as amended and restated as of March 10, 2016 among AMETEK, Inc. (the “Company”) along with certain of the Company’s Foreign Subsidiaries, as Borrowers, JPMorgan Chase Bank, N.A., as Administrative Agent and Bank of America, N.A., PNC Bank, National Association, SunTrust Bank and Wells Fargo Bank, National Association, as Co-Syndication Agents.

99.1     Copy of press release issued by AMETEK, Inc. on March 11, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMETEK, Inc.

March 14, 2016	By:	/s/ William J. Burke

Name: William J. Burke
Title: Senior Vice President - Comptroller & Treasurer

Exhibit Index

Exhibit Number	Description
10.1	Amended and Restated Credit Agreement dated as of September 22, 2011, as amended and restated as of March 10, 2016 among AMETEK, Inc. (the “Company”) along with certain of the Company’s Foreign Subsidiaries, as Borrowers, JPMorgan Chase Bank, N.A., as Administrative Agent and Bank of America, N.A., PNC Bank, National Association, SunTrust Bank and Wells Fargo Bank, National Association, as Co-Syndication Agents.

99.1	Copy of press release issued by AMETEK, Inc. on March 11, 2016.